UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2013 (June 7, 2013)

Blackstone Mortgage Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 42nd Floor

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 655-0220

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2013, a special-purpose wholly-owned subsidiary (the “Seller”) of Blackstone Mortgage Trust, Inc. (the “Company”) entered into a Master Repurchase and Securities Contract (the “Repurchase Agreement”) with Wells Fargo Bank, National Association (the “Buyer”). The Repurchase Agreement provides for an advance of $250.0 million, which will be used to finance the origination of a mortgage loan secured by an office portfolio in the West Coast area of the United States.

Advances under the Repurchase Agreement accrue interest at a per annum pricing rate equal to the sum of (i) the 30-day LIBOR plus (ii) a margin of 2.50%. The initial maturity date is June 7, 2016, which may be extended pursuant to (i) two one-year extension options, each of which may be exercised by Seller upon prior notice and the payment of an extension fee to the Buyer, and (ii) an additional one-year extension option, exercisable upon notice by the Seller to the Buyer regarding the failure of the underlying mortgage loan to be repaid at its final maturity.

In connection with the Repurchase Agreement, the Company executed a Limited Guarantee Agreement in favor of the Buyer (the “Guarantee”), pursuant to which, the Company guarantees the obligations of the Seller under the Repurchase Agreement for customary “bad-boy events.” Also in connection with the Repurchase Agreement, the Company executed a Facility Repayment Deficiency Indemnity in favor of the Buyer (the “Indemnity”), pursuant to which it indemnifies the Buyer against the Buyer’s actual losses incurred as a result of “bad boy events” on the part of the underlying mortgage loan borrower.

The Repurchase Agreement, the Guarantee and the Indemnity contain various affirmative and negative covenants including the following financial covenants applicable to the Company: (i) ratio of EBITDA to fixed charges shall be not less than 1.40 to 1.0; (ii) tangible net worth of not less than $525.0 million plus 75% of the net cash proceeds of any equity issuance after the date of the agreements; (iii) cash liquidity of not less than the greater of (x) $10.0 million or (y) 5% of the Company’s recourse indebtedness; and (iv) indebtedness shall not exceed 80% of total assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE MORTGAGE TRUST, INC.

Date: June 13, 2013

By:	/s/ Geoffrey G. Jervis
Name:	Geoffrey G. Jervis
Title:	Chief Financial Officer